Exhibit 99.5

Confidential

AMENDMENT NO. 3 TO MUTUAL CONFIDENTIAL DISCLOSURE AGREEMENT

This Amendment No. 3 to Mutual Confidential Disclosure Agreement (this “Amendment No. 3”), effective as of the date of last signature below (the “Amendment No. 3 Effective Date”), confirms the mutual understanding between Merck Sharp & Dohme LLC, having a place of business at 126 East Lincoln Avenue, Rahway, New Jersey 07065, USA (“Merck”) and Harpoon Therapeutics, Inc., having a place of business at 611 Gateway Boulevard, Suite 400, South San Francisco, California 94080, USA (“Harpoon”).

WHEREAS, Merck and Harpoon have entered into that certain Mutual Confidential Disclosure Agreement, effective January 9, 2020 and as amended by the First Amendment to Mutual Confidential Disclosure Agreement effective January 6, 2021 and Amendment No. 2 to Mutual Confidential Disclosure Agreement effective September 21, 2023 (as so amended, the “Agreement”);

WHEREAS, Merck and Harpoon desire to amend certain provisions of the Agreement as herein provided; and

WHEREAS, capitalized terms used in this Amendment No. 3 and not defined shall have the meanings set forth in the Agreement.

NOW, THEREFORE, Merck and Harpoon, for good and valuable consideration, the receipt and sufficiency of which are hereby mutually acknowledged, and intending to be legally bound hereby, agree as follows:

1. The Purpose of the Agreement is hereby amended by deleting it in its entirety and replacing it with the following:

“a potential negotiated transaction between the Parties, including regarding the Subject Matter”

2. The first sentence of paragraph 3 is hereby amended by deleting such sentence in its entirety and replacing it with the following:

“The Receiving Party shall not disclose any Confidential Information of the Disclosing Party to any third party, except to its directors, officers, employees, attorneys, accountants, financial advisors, agents and consultants (collectively, “Representatives”) who have a need to know such Confidential Information for the Purpose and who are bound to maintain the confidentiality of the Confidential Information by written obligations, or bound by duties, of confidentiality and non-use at least as restrictive as those contained in this Agreement.”

3. The following provisions are added as new paragraphs 12, 13 and 14, respectively, and the subsequent paragraphs of the Agreement and corresponding clauses therein are renumbered in sequence accordingly:

“12. Merck agrees that, until December 8, 2024, Merck and Merck & Co., Inc. (“Merck Parent”) will not, and will cause Merck’s controlled Affiliates acting on Merck’s behalf or at its direction who are provided with Confidential Information or become aware of the Confidential Discussions, in each instance in accordance with the terms of this Agreement not to, directly or indirectly, solicit for employment or employ any individual serving as (a) an officer of Harpoon at the level of Vice President or above, or (b) any employee of Harpoon or any of its subsidiaries with whom Merck first had substantial contact in connection with the Purpose, in each case without obtaining the prior written consent of

Confidential

Harpoon; provided that (a) Merck, Merck Parent and such Affiliates of Merck may make general solicitations for employment not specifically directed at Harpoon or any of its subsidiaries or their respective employees, including through search firms, and employ any person who responds to such solicitations and (b) the foregoing restrictions shall not apply to (i) any person who has been terminated by Harpoon or its subsidiaries prior to commencement of employment discussions between Merck, Merck Parent or such Affiliates of Merck and such person or (ii) any response to, or hiring of, any person who contacts Merck, Merck Parent or such Affiliates of Merck at such person’s own initiative without any prior encouragement or solicitation (other than as permitted in clause (a) of this proviso). Merck shall be responsible for the non-compliance with, or breach of, this paragraph 12 by Merck Parent and any of Merck’s controlled Affiliates described herein. This paragraph 12 shall survive any termination of this Agreement.

13. Merck hereby agrees that, unless otherwise agreed in writing by Harpoon or its Board of Directors (or committee thereof), until December 8, 2024, Merck and Merck Parent will not, and will cause Merck’s controlled Affiliates who are provided with Confidential Information or become aware of the Confidential Discussions and Merck’s Representatives, in each case acting on Merck’s behalf or at its direction, to not, directly or indirectly: (a) propose any merger, consolidation or business combination of Harpoon, or tender or exchange offer of securities of Harpoon, purchase of more than 20% of Harpoon’s consolidated assets or businesses, or any recapitalization, restructuring, liquidation or other similar extraordinary transaction with respect to Harpoon; (b) (i) acquire beneficial ownership of any securities (or any instrument that gives the economic equivalent of ownership of an amount of securities of Harpoon (a “Derivative”)) of Harpoon (collectively, a transaction specified in (a) or (b)(i) involving a majority of Harpoon’s outstanding voting capital stock, securities convertible into or exercisable for a majority of Harpoon’s outstanding voting capital stock, or consolidated assets, is referred to as a “Business Combination”), (ii) propose or seek, whether alone or in concert with others, any “solicitation” (as such term is used in the rules of the Securities and Exchange Commission) of proxies or consents to vote any securities (including a Derivative) of Harpoon, (iii) nominate any person as a director of Harpoon, or (iv) propose any matter to be voted upon by the stockholders of Harpoon; (c) form, join or in any way participate in a third party “group” (as such term is used in the rules of the Securities and Exchange Commission) with respect to any securities (including a Derivative) of Harpoon or a Business Combination involving Harpoon; (d) request Harpoon (or any of its officers, directors or Representatives), directly or indirectly, to amend or waive any provision of this paragraph (including this sentence) other than by means of a confidential communication to Harpoon’s Chief Executive Officer or the Chair of Harpoon’s Board of Directors in such a manner that would not reasonably be expected to require Harpoon to make a public announcement thereof under applicable law or listing standards of any securities exchange; or (e) take any action that would reasonably be expected to require Harpoon to make a public announcement regarding a potential Business Combination. Notwithstanding the foregoing, Merck’s obligations under this paragraph 13 shall terminate immediately upon and be of no effect after either (A) the public announcement by Harpoon or any third party of the entry into a definitive agreement for a transaction involving a Business Combination or (B) any third-party person or entity, including any persons or entities acting in concert, has commenced a tender offer or exchange offer for a majority of Harpoon’s outstanding voting securities and Harpoon’s Board of Directors has not recommended against such offer within ten (10) business days following such commencement. Merck shall be responsible for the non-compliance with, or breach of, this paragraph 13 by Merck Parent and any of Merck’s controlled Affiliates described herein. This paragraph 13 shall survive any termination of this Agreement.

Confidential

Notwithstanding anything herein to the contrary, the restrictions set forth in this paragraph 13 shall not (a) apply to (i) any passive investment in securities of Harpoon by or on behalf of any independently managed pension plan, employee benefit plan, or similar trust or retirement plan, in each case, for the benefit of Merck or its Affiliates or their respective employees, or (ii) any indirect acquisition of the securities of Harpoon through investment in any independent mutual fund or other similar investment vehicle, in each case so long as (x) Merck and its Affiliates own, in the aggregate, less than five percent (5%) of such mutual fund or other similar investment vehicle, and (y) such investment or acquisition is not made at Merck’s direction, or the direction of Merck’s Affiliates or other Representatives, and (b) be deemed to prohibit any confidential communication to Harpoon’s Board of Directors (or committee thereof) or Chief Executive Officer of any non-public proposals regarding a possible transaction of any kind in such a manner that would not reasonably be expected to require Harpoon to make a public announcement thereof under applicable law or listing standards of any securities exchange. For the avoidance of doubt, nothing in this paragraph 13 will prohibit Merck or its Affiliates or its and their respective Representatives from initiating, discussing, pursuing, entering into, maintaining or taking any actions with respect to existing or future commercial agreements or transactions with Harpoon or any other party (including, without limitation, licensing, partnering or similar cooperation agreements), in each case in the ordinary course of business.

14. Each Party acknowledges that such Party (and in the case of Merck, Merck Parent and Merck’s controlled Affiliates) and its Representatives are aware that the Confidential Information and Confidential Discussions may contain material, non-public information about the other Party, and each Party agrees that such Party (and in the case of Merck, Merck Parent and Merck’s controlled Affiliates) and its Representatives may be restricted from purchasing or selling any securities of the other Party while in possession of such information to the extent provided under applicable law.”

4. Except as amended hereby, the terms and conditions of the Agreement shall remain in full force and effect in all other respects, unless further amended by written agreement. On and after the Amendment No. 3 Effective Date, each reference in the Agreement to this “Agreement”, “hereunder”, “herein”, “hereof” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment No. 3.

5. Neither the Agreement (as amended hereby) nor any obligations or rights thereunder may be assigned or otherwise transferred by a Party without the written consent of the other Party, except in connection with the sale of all or substantially all of a Party’s assets, equity or business, including by way of merger, reorganization or similar transaction.

6. This Amendment No. 3 may be signed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Signatures for this Amendment may be provided by facsimile or electronic transmission or PDF file, which shall be deemed to be original signatures.

[SIGNATURES TO FOLLOW]

Confidential

IN WITNESS WHEREOF, each of the Parties hereto has caused this Amendment No. 3 to be executed by their duly authorized representatives.

MERCK SHARP & DOHME LLC

By:	/s/ Sunil A. Patel
Name: Sunil A. Patel
Title: SVP, Business Development and Licensing

Date: December 8, 2023

HARPOON THERAPEUTICS, INC.

By:	/s/ Julie Eastland
Name: Julie Eastland
Title: CEO

Date: 12/8/2023

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